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                                                   Registration No. 333-________
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                              W. P. CAREY & CO. LLC
               (Exact name of issuer as specified in its charter)

                DELAWARE                                         13-3912578
     (State or other jurisdiction of                          (I.R.S. Employer
     incorporation or organization)                          Identification No.)

          50 ROCKEFELLER PLAZA
           NEW YORK, NEW YORK                                       10020
(Address of Principal Executive Offices)                         (Zip Code)

                            1997 SHARE INCENTIVE PLAN
                            (Full title of the plan)

                                   ----------

                                WILLIAM P. CAREY
                              W. P. CAREY & CO. LLC
                              50 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                 (212) 492-1100
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                           JEFFREY G. AROMATORIO, ESQ.
                                 REED SMITH LLP
                                435 SIXTH AVENUE
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 288-3364

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                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
         TITLE OF             AMOUNT           PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT
        SECURITIES            TO BE           OFFERING PRICE PER      AGGREGATE OFFERING      OF REGISTRATION
     TO BE REGISTERED      REGISTERED(1)             SHARE                  PRICE                   FEE
-------------------------------------------------------------------------------------------------------------
Limited Liability
Company Listed Shares          94,802            $    7.69               $    729,027           $     67.07
                              627,254                16.25                 10,192,877                937.75
                               26,000                16.86                    438,360                 40.33
                              326,896                18.26                  5,969,121                549.16
                                1,100                19.60                     21,560                  1.98
                                1,100                19.35                     21,285                  1.96
                               74,600                19.85                  1,480,810                136.23
                                1,100                19.65                     21,615                  1.99
                               10,000                18.75                    187,500                 17.25
                                7,000                19.40                    135,800                 12.49
                                2,250                19.79                     44,528                  4.10
                               36,100                19.65                    709,365                 65.26
                                7,000                19.95                    139,650                 12.85
                               10,000                20.65                    206,500                 19.00
                                2,250                19.75                     44,438                  4.09
                                1,100                19.67                     21,637                  1.99
                                2,250                21.40                     48,150                  4.43
                                1,100                20.35                     22,385                  2.06
                                2,250                19.85                     44,663                  4.11
                                4,450                23.90                    106,355                  9.78
                                1,100                24.01                     26,411                  2.43
                                1,100                22.73                     25,003                  2.30
                              659,198                23.00                 15,161,554              1,394.86
                            3,600,000                23.275 (2)            83,790,000              7,708.68
                            ---------                                      ----------           -----------
                            5,500,000                                    $119,588,594.          $ 11,002.15
=============================================================================================================

(1)   Plus such additional number of shares as may be required pursuant to the
      W. P. Carey & Co. LLC 1997 Share Incentive Plan (the "Plan") in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Limited Liability Company Listed Shares.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for these shares which may be issued under the Plan is based on the average of the high and low sales prices of the Limited Liability Company Listed Shares as reported on the New York Stock Exchange Composite transactions listing for June 19, 2002 as quoted in The Wall Street Journal.

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                                     PART II

                             INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission (File No. 001-13779) are incorporated in this Registration Statement by reference and made a part of this Registration Statement:

            (a) The Company's latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

            (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

            (c) Any description of the Limited Liability Company Listed Shares which is contained in a registration statement filed by the Company pursuant to the 1934 Act, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act on or subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the information included in any document in response to Item 306 or paragraphs (i),
(k) or (l) of Item 402 of Regulation S-K is not incorporated by reference in this Registration Statement.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under the Section 18-108 of the Delaware Limited Liability Company Act, a limited liability company may, subject to the provisions in its limited liability agreement, indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever.

      According to the Certificate of Formation, the Operating Agreement and Bylaws of the Company (the "Organizational Documents"), any Director or officer of the Company is entitled to indemnification from the


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Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him, except in the case of fraudulent or illegal conduct of such person, provided that any indemnity shall be paid out of, and to the extent of, the assets of the Company only (or any insurance proceeds available therefor) and no Shareholder shall have any personal liability on account thereof. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Director or officer acted fraudulently or illegally. The indemnification provided by the Organizational Documents is not deemed to be exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Shareholders or Directors or otherwise and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the indemnification provisions contained in the Organizational Documents will not adversely affect any right or protection of a Director or officer of the Company existing at the time of such repeal or modification.

      The Company has entered into indemnification agreements with each of its Directors. The indemnification agreements require, among other things, that the Company indemnify its officers and Directors to the fullest extent permitted by Delaware law and advance to the Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and cover officers and Directors under the Company's Directors and officers liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Organizational Documents, it provides greater assurance to officers and Directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the Shareholders to eliminate the rights that it provides.

      According to the Organizational Documents, the Company may, if the Directors of the Company deem it appropriate in their sole discretion, obtain insurance for the benefit of the Company's Directors and officers, relating to the liability of such persons. The Directors and officers liability insurance would insure (i) the officers and Directors of the registrant from any claim arising out of an alleged wrongful act by such persons while acting as Directors and officers of the Company and (ii) the Company to the extent that it has indemnified the Directors and officers for such loss.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-6.

ITEM 9. UNDERTAKINGS.

      (a)   Rule 415 offering.

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,


                                      II-2
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                  individually or in the aggregate, represent a fundamental
                  change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Filings incorporating subsequent Exchange Act documents by reference.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h)   Filing of Registration Statement on Form S-8.

            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 11TH DAY OF
JUNE, 2002.

                                        W. P. CAREY & CO. LLC

                                        BY: /s/ William P. Carey
                                           ------------------------------
                                           WILLIAM P. CAREY, CHAIRMAN AND
                                           CHIEF EXECUTIVE OFFICER


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William P. Carey, Gordon F. DuGan and John J. Park his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 11TH DAY OF JUNE, 2002.

             Name                                    Title
             ----                                    -----
/s/ William P. Carey                Chairman of the Board and Chief Executive
--------------------------------    Officer (Principal Executive Officer)
William P. Carey

/s/ Francis J. Carey                Director
--------------------------------
Francis J. Carey

/s/ Gordon F. DuGan                 President and Director
--------------------------------
Gordon F. DuGan

/s/ Donald E. Nickelson             Director
--------------------------------
Donald E. Nickelson

/s/ Eberhard Faber IV               Director
--------------------------------
Eberhard Faber IV


                                      II-4
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
             Name                                    Title
             ----                                    -----
/s/ Dr. Lawrence R. Klein           Director
--------------------------------
Dr. Lawrence R. Klein

/s/ Charles C. Townsend, Jr.        Director
--------------------------------
Charles C. Townsend, Jr.

/s/ Reginald Winssinger             Director
--------------------------------
Reginald Winssinger

/s/ John J. Park                    Executive Vice President, Chief Financial
--------------------------------    Officer and Treasurer (Principal Financial
John J. Park                        Officer)

/s/ Claude Fernandez                Executive Vice President - Financial
--------------------------------    Operations (Principal Accounting Officer)
Claude Fernandez


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                              W. P. CAREY & CO. LLC

                            1997 SHARE INCENTIVE PLAN


                             REGISTRATION STATEMENT
                                   ON FORM S-8

                                  Exhibit Index

Exhibit No.                                    Document                                Sequential Page
-----------    --------------------------------------------------------------------    ---------------
    4.1        Amended and Restated Limited Liability Company Agreement of Carey              *
               Diversified LLC, now W. P. Carey & Co. LLC, incorporated by reference to Exhibit 3.1 to the Registration Statement of Carey
               Diversified LLC on Form S-4 dated October 15, 1997 (No. 333-37901).

    4.2        Bylaws of Carey Diversified LLC, now W. P. Carey & Co. LLC,                    *
               incorporated by reference to Exhibit 3.2 to the Registration
               Statement of Carey Diversified LLC on Form S-4 dated October 15,
               1997 (No. 333-37901).

    4.3        W. P. Carey & Co. LLC 1997 Share Incentive Plan, incorporated by               *
               reference to Exhibit 10.3 to the Registration Statement of Carey
               Diversified LLC on Form S-4 dated October 15, 1997 (No. 333-37901).

    5.1        Opinion of Reed Smith LLP as to the legality of the Limited                    7
               Liability Listed Shares, filed herewith.

   23.1 Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1 hereto).

   23.2        Consent of PricewaterhouseCoopers LLP, independent accountants,                9
               filed herewith.

   24.1        Power of Attorney, filed herewith as part of the signature pages.

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*     Incorporated herein by reference.


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